EXHIBIT 10.31

RELEASE AND SEPARATION AGREEMENT

This Release and Separation Agreement (the “Agreement”) is made and entered into by and between Synaptics Incorporated (“Synaptics”) and David B. Long (“Long”).

RECITALS

A.	Long, the Senior Vice President of Worldwide Sales, has been employed by Synaptics since January 7, 2008.

B.	Long’s employment at Synaptics will be terminated effective February 12, 2013 (the “Termination Date”).

C.	Effective September 4, 2012 until the Termination Date, Long will remain an employee of Synaptics and will provide transition services to Synaptics, including in support of his to-be-named successor.

D.	Long may use any accrued but unused flexible time off (“FTO”) prior to the Termination Date.

E.	The parties hereto wish to settle and compromise fully and finally any and all claims Long has or purports to have against Synaptics and others, including, but not limited to, those arising out of Long’s employment and the termination of his employment, on the terms and conditions set forth in this Agreement.

COVENANTS

In consideration of the mutual promises in this Agreement, it is agreed as follows:

1.	Termination. Long and Synaptics agree that, except as set forth herein, Long will provide transition services to Synaptics through February 11, 2013 (the “Transition Period”). On the Termination Date, Long’s employment at Synaptics will be terminated.

a.	Salary and Benefits. During the Transition Period, Long will remain on Synaptics’ payroll as a full-time regular employee and continue to receive his full salary and all benefits, and will accrue additional FTO. During the Transition Period, Synaptics will continue to match his 401k contribution and he will continue his eligibility to participate in Synaptics’ Employee Stock Purchase Plan. On the Termination Date, Long will be paid his unused FTO that has accrued as of February 12, 2013 and all employment-related payments owed as of the Termination Date.

b.	Targeted Incentive Bonus. Synaptics shall pay to Long 100% of the FY 2013 First half of his annual targeted incentive bonus in the amount of Eighty-seven Thousand Seven Hundred Fifty and 00/100 Dollars ($87,750.00), less applicable withholdings, in a single lump sum payment on Synaptics’s next regularly scheduled pay date after the Termination Date.

c.	Stock Options and RSUs. As of the Termination Date, all unvested options and RSUs shall cease to vest. Vested options and RSUs shall be exercisable for six (6) months after the Termination Date (i.e. prior to August 13, 2013), but in no event beyond their original term.

d.	Other Incentives. An additional One Thousand and 00/100 Dollars ($1,000.00), after taxes, will be paid at signing in return for the cancellation of an incentive due to Long. Also, he will have the use of his company cell phone through his Transition Period.

e.	Career Transition Services. Synaptics agrees to provide career transition services with a career transition services provider selected by Synaptics and also provide Patty Azzarello to assist Long in finding new employment, for up to six months from September 4, 2012.

f.	Early Termination. Long and Synaptics understand and agree that, except as herein provided, Long shall be entitled to the benefits set forth in Paragraphs 1 (a), (b), (e) and 2 unless Long commences employment with Atmel, Cypress Semiconductor, Melfas or Alps, at which time Long’s Transition Period shall end and his employment shall immediately terminate (the “Early Termination Date”). On the Early Termination Date, Long will be paid his unused FTO that has accrued as of that date and all employment-related payments owed as of the Early Termination Date. Notwithstanding the foregoing, Long understands and agrees he will continue to be bound by the confidentiality obligations set forth in Paragraph 6 below.

2.	Severance Consideration. In consideration for the execution, delivery, and non- revocation of this Agreement by Long, Synaptics shall pay to Long as severance, for each of the six (6) months after the Termination Date, 100% of Long’s current monthly base salary on such dates as base salary would otherwise be paid by Synaptics in accordance with its regular payroll procedures, less applicable deductions and withholdings.

In addition, Synaptics shall reimburse Long for up to six (6) months following the Termination Date, the premium for Long and his dependents, if any, for continued health insurance benefits coverage currently provided to him inclusive of medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) provided that Long applies for such COBRA benefits (“COBRA Payments”). Synaptics shall provide Long with the right to elect whatever Group Health Plan Continuation Coverage to which Long and his dependents, if any, are entitled, if at all, pursuant to COBRA. Following the period during which Long is entitled to receive reimbursements for COBRA Payments, payments for coverage pursuant to COBRA will be Long’s full and exclusive responsibility and Long acknowledges Synaptics will not be paying any portion of the COBRA premium payments for Long or his dependents, if any.

3.	No Entitlement. Long understands and agrees that he is receiving the consideration set forth in paragraphs 1 and 2 in exchange for this Release, and Long is not otherwise entitled to this consideration.

4.	Release. The Release set forth in this section is effective as of the Effective Date of this Agreement.

(a) Long for himself and, as applicable, his agents, attorneys, successors, and assigns, hereby fully, irrevocably, and unconditionally releases Synaptics, its predecessors, parent, subsidiaries, affiliated entities, and the past and present officers, directors, employees, shareholders, agents, successors, representatives and assigns of each and all of them, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as “Releasees”), from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, which Long may have against Synaptics or any of the Releasees, whether now known or unknown, and whether asserted or unasserted, arising from any event or omission occurring prior to the Effective Date of this Agreement. This Release does not affect rights or claims that may arise after the Effective Date of this Agreement.

Without limiting the foregoing, this release includes any and all claims arising out of or which could arise out of the employment relationship between Long and Synaptics and Long’s termination, including but not limited to: (i) any and all claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, COBRA, the Worker Adjustment and Retraining Notification Act, the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, the California Labor Code Section 132a, the California Disabilities in Employment Act, the National Labor Relations Act, as amended, state and local civil rights laws, California wage payment laws, and any and all similar laws in other states; (ii) any and all Executive Orders (governing fair employment practices) which may be applicable to Synaptics; (iii) any other provision or theory of law or equity; and (iv) any amendments or successor or replacement statutes to those listed hereinabove. Long understands and acknowledges that Title VII of the Civil Rights Act of 1964, ERISA, and state and local civil right laws, provide Long the right to bring actions against Synaptics if, among other things, Long believes he has been discriminated against on the basis of race, ancestry, color, religion, sex, national origin, medical condition, sexual orientation, disability, or benefit eligibility. With full understanding of the right afforded under these Acts, Long agrees that he will not file any action against Synaptics and/or Releasees based upon any alleged violation of these Acts or under any other theory of law or statute, including but not limited to, back pay, front pay, attorney’s fees, damages, interests, waiting time, penalties, reinstatement, or injunctive relief that could be assessed by any federal, state or local court, any administrative agency, or any other forum with competent jurisdiction.

This release may be pled as a complete bar and defense to any claim brought with respect to the matters released in this Agreement.

(b) Synaptics on behalf of itself and its predecessors, parent, subsidiaries, affiliated entities, and past and present officers, directors, employees, shareholders, agents, successors, representatives and assigns of each and all of them, does hereby release and forever discharge Long from any and all claims, rights, demands, actions, causes of action, damages and liabilities of any and every kind, nature and character whatsoever, whether based on a tort, contract, statute, or any other theory of recovery, whether known or unknown, arising or that could have been asserted on or before the Effective Date of this Agreement, excluding claims of fraud, intentional tort, misappropriation of trade secrets, and breach of duties, including, without limitation, breaches of any duty or obligation imposed upon Long under his confidentiality obligations to Synaptics.

(c) Both Long and Synaptics acknowledge that California Civil Code Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding California Civil Code Section 1542, both Long and Synaptics hereby enter into the waiver and release as set forth in this Section 4 of this Agreement, subsections included, and waive all rights or defenses under Section 1542 of the California Civil Code. Long and Synaptics hereby agree that their respective rights under Section 1542 of the California Civil Code are hereby waived with respect to the claims released in Section 4 of this Agreement.

(d) Long acknowledges and agrees that the consideration he is receiving under this Agreement is sufficient consideration to support the release of all entities and persons identified in Section 4 of this Agreement, and that said consideration is in addition to anything of value to which Long is entitled.

(e) Long agrees and represents that he has not filed, or caused to be filed, any claim or charge with any adjudicative body, regulatory body, or agency arising out of his employment or termination of employment.

(f) Long specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides him the right to bring a claim against Synaptics if he believes that he has been discriminated against on the basis of age. Long understands the rights afforded under this Act and agrees that he will not file any such claim or action against Synaptics and/or Releasees, including, but not limited to, back pay, front pay, attorney’s fees, damages, reinstatements, or injunctive relief.

(g) Long does not intend to release claims that Long may not release as a matter of law, including, but not limited to, claims for indemnity under California Labor Code 2802.

(h) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Long pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Long may now have, has ever had, or in the future may have against Releasees, which is based in whole or in part on any matter covered by this Agreement. Notwithstanding the foregoing, nothing in this section shall prohibit Long from filing a charge or complaint with a government agency such as, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, Long understands and agrees that, by entering into this Agreements, he is releasing any and all individual claims for relief.

5.	Return of Property. Upon execution of this Agreement, Long agrees to return all items of Synaptics property he has or over which he has control, including but not limited to all equipment belonging to Synaptics, all code and computer programs and information of whatever nature, tools, manuals, and any and all other materials, documents or information, including but not limited to confidential information in his possession or control, and that he will retain no copies thereof. Notwithstanding the foregoing, Long shall (a) retain his Synaptics laptop unless Long commences employment with Atmel, Cypress Semiconductor, Mefas or Alps; and (b) have use of his Synaptics cell phone until the earlier of (i) the Early Termination Date or (ii) August 12, 2013, at which time he shall return the cell phone to Synaptics.

6.	Trade Secrets/Confidentiality. Long acknowledges that during the course of his employment, he had access to various trade secrets and confidential information of Synaptics. Such information includes, but is not limited to, business plans, schematics, blue prints, software, hardware, financial information, manuals, training programs, profit margins, marketing plans, and customer and recruiting information. Long agrees that he shall not disclose such information or use it in any way, at any time in the future, except to the extent such information becomes publicly available through lawful and proper means, or to the extent that Long is required to disclose such information pursuant to subpoena. If such information is requested pursuant to a subpoena, Long must give immediate and timely notice to Synaptics, so that Synaptics has a reasonable opportunity to seek judicial relief to preclude disclosure, if necessary. Without limitation, the prohibition in this section includes Long’s use of such information to directly or indirectly solicit any manufacturer, manufacturer’s representative, or customer of Synaptics with whom Long had contact during his employment, and Long’s use of such information to directly or indirectly interfere with the advantageous business relationship(s) between Synaptics and any of its customers, vendors or suppliers.

7.	Restrictive Covenants.

a.	Long acknowledges, represents and agrees that for a period of two (2) years from execution of this Agreement, he shall not directly or indirectly attempt to encourage, induce, or otherwise solicit, directly or indirectly, any employee of Synaptics to breach his or her employment agreement with Synaptics, or to leave the employ of Synaptics.

b.	The Parties acknowledge that covenants and restrictions set forth in Sections 6 and 7 of this Agreement, subsections included, are necessary to protect the legitimate business interests of Synaptics and do not prevent Long from earning a livelihood. The Parties agree that, if the scope of enforceability of any or all the restrictive covenants set forth in this Agreement is in any way disputed at any time, a court may modify and enforce the covenant(s) to the extent it believes to be reasonable under the circumstances existing at that time.

c.	Long agrees that the breach by him of Sections 6 and 7 of this Agreement, subsections included, could not reasonably or adequately be compensated in damages in an action at law, and that Synaptics shall be entitled to injunctive relief which may include, but shall not be limited to, restraining Long from engaging in any activity that would breach this Agreement. However, no remedy conferred by any of the specific provisions of Sections 6 and 7 of this Agreement (including this paragraph), subsections included, is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing in law or in equity, or by statute or otherwise. The election of any one or more remedies by Synaptics shall not constitute a waiver of the right to pursue other available remedies.

8.	Sufficient Time to Review. A copy of this Agreement was delivered to Long on 8/13/2012. Long acknowledges that he has been given a period of twenty-one (21) days within which to consider this Agreement, and that he has been given an opportunity to consult with an attorney of his own choosing in deciding whether to execute this Agreement.

9.	Revocation Period. Long understands that he has a period of seven (7) calendar days from the date he signs this Agreement to revoke this Agreement, and that, should he decide to revoke it, within said seven days period, he shall not be entitled to the consideration recited herein. Long further understands that this Agreement shall not become effective or enforceable until the expiration of the seven-day period, and, therefore, that he shall not receive the consideration set forth herein until the revocation period has expired without Long exercising his right of revocation. Long agrees that he must provide written notice of revocation of this Agreement to Jim Harrington, Synaptics Inc., 3120 Scott Blvd., Santa Clara, CA 95054, should he wish to exercise his rights to revoke this Agreement, within the revocation period. If this Agreement is not timely revoked, this Agreement will become effective as of the expiration of the revocation period (“Effective Date”).

10.	Acknowledgements. Long acknowledges represents and warrants that he enters into this Agreement knowingly, voluntarily, free of duress or coercion, and with a full understanding of all terms and conditions contained herein.

11.	Headings. The headings are for convenience of the parties, and are not to be construed as terms and conditions of this Agreement.

12.	Confidentiality. Long agrees that he will keep the terms and fact of this Agreement confidential. Long will not disclose the existence of this Agreement or any of its terms to anyone except his attorneys, accountants or immediate family members, unless required by law.

13.	Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid (with the exception of Section 4, in whole or in part, subsections included), the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provisions shall be deemed not to be part of this Agreement.

14.	Integration. This Agreement constitutes the entire agreement between the parties, and supersedes any prior and other writings with respect to the subject matter of this Agreement, and is intended by the parties as the final, complete and exclusive statement of the terms agreed to by them.

15.	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16.	Amendment. This Agreement shall be binding upon the parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the parties.

17.	Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the parties.

18.	Non-Admission. This Agreement shall not in any way be construed as an admission by Synaptics that it has acted wrongfully with respect to Long, and Synaptics specifically denies the commission of any wrongful acts against Long.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

9/4/12	/s/ David B. Long
DATE	David B. Long

9/4/12	/s/ James Harrington
DATE	Synaptics Incorporated

	By:	James Harrington
	Its:	SVP, Global Human Resources